SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 5, 2008

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
        240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
        240.13e-4(c))

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Item 7.01       Regulation FD Disclosure

The following information is provided in response to inquiries by investors about exposure to subprime mortgage lending. The following is an overview of Principal Financial Group, Inc.’s (“PFG”) investment in residential mortgages, mortgage backed securities (“MBS”) (including collateralized mortgage obligations (“CMO”) and commercial mortgage backed securities (“CMBS”)), and asset backed securities (“ABS”) (including collateralized debt obligations (“CDO”)). All values are as of December 31, 2007.

Residential Mortgages. PFG owned approximately $1.9 billion of whole loan residential mortgages. This $1.9 billion was comprised of $1.3 billion of first and second lien mortgages to prime borrowers at Principal Bank. PFG’s subsidiary, Principal International de Chile S.A., owned approximately $550 million of first mortgages to prime Chilean borrowers.

MBS. PFG owned approximately $7.1 billion of MBS. This $7.1 billion was comprised of (i) $1.5 billion of AAA rated mortgage pass-through certificates in which the underlying mortgages were conforming loans backed by U.S. government agencies or instrumentalities; (ii) $937 million of CMO which were backed by 92% prime mortgages and 8% Alt A mortgages (94% rated AAA and 6% rated AA; 78% issued in 2005 or before, 16% in 2006 and 6% in 2007); and (iii) $4.7 billion of CMBS, 98% of which were investment grade, with 73% rated A- or better.

ABS. PFG owned approximately $2.6 billion of ABS. This included (i) $557 million of subprime first lien mortgages, 94% of which were rated AA or better and 87% of which were issued in 2005 or before; (ii) $56 million of CDO backed by subprime mortgages (42% rated AA, and 22% rated A or A-; 36% issued in 2005 or before, and 64% in 2006 and 2007); and (iii) $966 million of CDO backed by cash or synthetic corporate debt (72%) or CMBS (28%) (100% of the CDO corporate securities were investment grade and 89% of the CMBS CDO securities were investment grade). The remaining $1.0 billion of ABS portfolio was backed by credit card, auto or consumer loan receivables.

To summarize, PFG’s total exposure to subprime residential mortgages at December 31, 2007 was $613 million, or 1% of invested assets. Almost all such exposure was in highly rated traunches of asset backed securities, most of which were issued in 2005 or earlier.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Thomas J. Graf
Name:	Thomas J. Graf
Title:	Senior Vice President – Investor Relations

Date:	February 5, 2008